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                                                                     EXHIBIT 5.1


                                January 24, 1997



Kent Electronics Corporation
7433 Harwin Drive
Houston, Texas  77036

Gentlemen:

       We have acted as counsel for Kent Electronics Corporation, a Texas corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of the offering and sale to certain employees and directors of the Company of up to 1,960,900 shares of the Company's common stock, no par value ("Common Stock"), which may be issued (i) upon the exercise of certain options granted under the Stock Option Plan and Agreement for Executive Vice President of Sales-Distribution, Stock Option Plan and Agreement for Executive Vice President of Operations-Distribution, Stock Option Plan and Agreement for Vice President, Secretary and Treasurer, 1996 Non-Employee Director Stock Option Plan, 1996 Employee Incentive Plan, and Stock Option Plan and Agreement for Vice President, Corporate Controller (collectively, the "Plans") and (ii) in connection with payment of the value appreciation bonus under the Monahan Agreement dated September 25, 1996, among the Company, Futronix Systems Corp., Futronix Acquisition Company, Wire & Cable Specialties Corporation, Theodore J. Bruno and Paul R. Monahan (the "Monahan Agreement").

       In rendering this opinion, we have examined the corporate records of the Company, including its amended and restated articles of incorporation, amended and restated bylaws and minutes of meetings of its directors and shareholders. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents as we have deemed necessary for the purposes of expressing the opinions contained herein. With respect to certain factual matters we have relied on statements of officers of the Company.

       Based upon the foregoing, we are of the opinion that (i) when the stock options granted under the respective Plans have been exercised in accordance with the terms of the respective Plans, the Common Stock issued thereupon will be validly issued, fully paid and nonassessable, and (ii) the shares of Common Stock issued in connection with the payment of the value
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Kent Electronics Corporation
January 24, 1997
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appreciation bonus in accordance with the terms of the Monahan Agreement will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

                                        Very truly yours,


                                        Liddell, Sapp, Zivley,
                                         Hill & LaBoon, L.L.P.